Exhibit 99.1

Unitil Completes Purchase of Two Water Companies in New Hampshire from the Aquarion Water Authority

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HAMPTON, NH, June 30, 2026: Unitil Corporation (NYSE:UTL) (“Unitil” or the “Company”) (unitil.com) today announced that it completed the purchase of Aquarion Water Company of New Hampshire, Inc. and Abenaki Water Co., Inc. (the “Aquarion Companies”) from the Aquarion Water Authority (“AWA”). The Stock Purchase Agreement (the “Agreement”) between Unitil and the AWA was first announced on May 6, 2025 and subsequently amended, including to limit Unitil’s purchase to the two Aquarion Companies. All conditions of the Agreement, as amended, including the receipt of approvals from the New Hampshire and Maine Public Utilities Commissions, were materially completed as of the closing date.

The water systems of the Aquarion Companies include approximately 150 miles of water distribution mains and serve approximately 11,000 customers in eight communities in New Hampshire. The Aquarion Companies’ rate base is estimated to be approximately $47.0 million as of December 31, 2025. With this acquisition, Unitil serves approximately 226,100 customers throughout New Hampshire, Maine, and Massachusetts. The acquisition of the Aquarion Companies is expected to be earnings accretive over the long-term, supporting Unitil’s long-term earnings per share growth of 5% to 7%.

“The acquisition of the Aquarion Companies represents a unique opportunity for Unitil to expand into a complementary regulated utility service within a state we already serve,” said Thomas P. Meissner Jr., Unitil’s Chairman and Chief Executive Officer. “We are excited to welcome the Aquarion Companies’ experienced, locally managed teams and remain committed to delivering the high-quality service that customers and communities across New Hampshire have come to expect.”

The purchase price was $55.8 million, including the assumption of approximately $13.7 million of debt, plus approximately $0.6 million for estimated working capital and reimbursable capital expenditures. Unitil funded the purchase price through a term loan from Scotiabank.

Unitil was advised in this transaction by Scotiabank, and by the law firm of Dentons.

About Unitil Corporation

Unitil Corporation provides energy for life by safely and reliably delivering electricity, natural gas, and water in New England. We are committed to the communities we serve and to developing people, business

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6 Liberty Lane West

Hampton, NH 03842

T 603.772.0775

www.unitil.com

practices, and technologies that lead to the dependable, efficient delivery of energy and water. Unitil Corporation is a public utility holding company with operations in New Hampshire, Maine, and Massachusetts. Unitil’s operating utilities, including the Aquarion Companies, serve approximately 110,100 electric customers, 105,000 natural gas customers, and 11,000 water customers. For more information about our people, technologies, and community involvement, please visit unitil.com.

Forward Looking Statements

This press release may contain forward-looking statements. All statements, other than statements of historical fact, included in this press release are forward-looking statements. Forward-looking statements include declarations regarding Unitil’s beliefs and current expectations. These forward-looking statements are subject to the inherent risks and uncertainties in predicting future results and conditions that could cause the actual results to differ materially from those projected in these forward-looking statements. Some, but not all, of the risks and uncertainties include the following: hazards and operating risks relating to the Company’s water delivery activities; catastrophic events; cyber-attacks, acts of terrorism, acts of war, severe weather, a solar event, an electromagnetic event, a natural disaster, the age and condition of information technology assets, human error, or other factors could disrupt the Company’s operations; outsourcing of services to third parties could expose the Company to substandard quality of service delivery or substandard deliverables; unforeseen or changing circumstances; Unitil’s regulatory environment (including regulations relating to water quality, environmental matters, and infrastructure requirements); general economic conditions; the Company’s ability to obtain debt or equity financing on acceptable terms; increases in interest rates; the Company's ability to integrate the Aquarion Companies and achieve expected synergies and cost savings; impairment of the Company’s assets; restrictive covenants contained in the terms of the Company’s and its subsidiaries’ indebtedness; water quality and contamination risks, including liability for contaminants such as PFAS and compliance with water quality standards; the availability and cost of water supply, including risks related to drought, aquifer conditions, and water rights; the age and condition of water infrastructure and the cost of necessary repairs, replacements, and capital improvements; customer rate sensitivity and regulatory limitations on rate recovery; macroeconomic events, including the imposition of tariffs; employee workforce factors, including the ability to attract and retain key personnel; Unitil’s ability to retain its existing customers and attract new customers; increased competition; and other presently unknown or unforeseen factors. Other risks are detailed in Unitil's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date they are made. Unitil undertakes no obligation, and does not intend, to update these forward-looking statements except as required by law.

For more information please contact:

Christopher Goulding – Investor Relations

Phone: 603-773-6466

Email: gouldingc@unitil.com

Amanda Vicinanzo – External Affairs

Phone: 603-773-6474

Email: vicinanzoa@unitil.com

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6 Liberty Lane West

Hampton, NH 03842

T 603.772.0775

www.unitil.com